Exhibit 99.1

MasterCard International 2000 Purchase Street Purchase, NY 10577-2509
914 249-2000 www.mastercard.com

February 16, 2006

Dear MasterCard Shareholder,

Please find enclosed a letter from Bob Selander, the Chief Executive Officer of MasterCard.

As you will see from the letter, we have been making excellent progress in the implementation of our new governance and ownership structure. However, as Bob explains, he has an unexpected health matter to address that will mean a delay in our timelines. We now expect to complete our transition to a new structure in the second quarter of 2006.

Let me take this opportunity to express the Board’s full support and appreciation for Bob and his management team. I expect Bob to make a full recovery and look forward to continuing to work with him in implementing our new structure, bringing value to our customers and delivering excellent business results.

Regards,

Baldomero Falcones

Chairman

Enclosure